DLA Piper Rudnick Gray Cary US LLP
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December 2, 2005
American Real Estate Partners, L.P.
American Real Estate Finance Corp.
100 South Bedford Road
Mt. Kisco, NY 10549
Ladies and Gentlemen:
      We have acted as counsel to each of American Real Estate Partners, L.P., a Delaware limited partnership (“AREP”), and American Real Estate Finance Corp., a Delaware corporation (“AREP Finance” and together with AREP, the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-125986) filed by the Company and American Real Estate Holdings Limited Partnership, a Delaware limited partnership (“AREH” or the “Subsidiary Guarantor”), with the Securities and Exchange Commission (the “Commission”) on June 21, 2005, as amended by Amendment No. 1 to such Registration Statement to be filed with the Commission as of the date hereof (as amended, the “Registration Statement”), pursuant to which the Company is registering $480,000,000 aggregate principal amount of its 7.125% Senior Notes due 2013 (the “New Notes”). The Indenture, dated as of February 7, 2005 (the “Indenture”), by and among the Company, AREH and Wilmington Trust Company, as trustee (the “Trustee”), provides for the guarantee of the New Notes by AREH to the extent set forth in the Indenture (the “Guarantee”). Pursuant to the Registration Statement and the Registration Rights Agreement, dated as of February 7, 2005, by and among the Company, AREH and Bear, Stearns & Co. Inc. (the “Registration Rights Agreement”), the Company is offering to issue the New Notes in exchange for all of its outstanding 7.125% Senior Notes due 2013 (the “Old Notes”) (the “Exchange Offer”).
      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) an executed copy of the Indenture; (ii) certain resolutions adopted by the Board of Directors of the general partner of AREP, AREP Finance and the general partner of AREH relating to the Exchange Offer, the issuance of the Old Notes and the New Notes, the Indenture and related matters; and (iii) the form of the New Notes.
      We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate or comparable documents, certificates of public officials and officers and representatives of the Company and such other documents, records and instruments, and we have made such inquiries of such officers and representatives of each of the general
Serving clients globally

American Real Estate Partners, L.P.
American Real Estate Finance Corp.
December 2, 2005

partner of AREP, AREP Finance and the general partner of AREH, as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
      Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement becomes effective and the New Notes (in the form examined by us) have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the New Notes will constitute a valid and binding obligation of the Company and (ii) the Guarantee will constitute a valid and binding obligation of the Subsidiary Guarantor.
      The opinion expressed above is limited by, subject to and based on the assumptions, limitations and qualifications set forth below:

(a) The validity and binding effect of the New Notes and the Guarantee may be limited or affected by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such validity and binding effect are considered in a proceeding in equity or at law), and may be limited by applicable laws or policies underlying such laws.

(b) We express no opinion as to the legality, validity, enforceability or binding effect of provisions relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party.

(c) The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law and the Revised Uniform Limited Partnership Act of Delaware. We do not express any opinion herein concerning the laws of any other jurisdiction.

American Real Estate Partners, L.P.
American Real Estate Finance Corp.
December 2, 2005

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Very truly yours,

DLA PIPER RUDNICK GRAY CARY US LLP